EXHIBIT 10(a)
                                                          _____________

                                                          [With Redactions]

                                MARKETING AGREEMENT
                                ___________________

            THIS MARKETING AGREEMENT (this "Agreement"), dated as of June 30, 1995, between Bausch & Lomb Pharmaceuticals, Inc., a Delaware corporation having its principal office at 8500 Hidden River Parkway, Tampa, Florida 33637 ("BLP") and Pharmos Corporation, a Nevada corporation having its principal office at 2 Innovation Drive, Alachua, Florida 32615 ("Pharmos").

            In consideration of the respective representations, warranties, covenants and agreements of the parties set forth below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                     ARTICLE I

                                    DEFINITIONS

            Unless otherwise defined in this Agreement, all capitalized terms used herein shall have the following meanings:

            1.1 "Adjusted Sales" means the gross sales price for a Drug Product invoiced for sale by BLP to third parties, less (i) discounts, chargebacks, Medicare rebates and rebates to purchasers actually allowed and taken and in amounts customary in the trade;
       (ii) insurance and freight costs separately billed to the purchaser and actually paid or prepaid by the purchaser; (iii) returns from purchasers for exchange or credit (provided that Drug Product delivered to such purchaser in such circumstance shall be deemed a separate sale subject to this Agreement); and (iv) sales and other taxes (exclusive of taxes on income) levied by any governmental authority directly on sales of Drug Products which are collected by BLP from a purchaser and in turn paid by BLP to the taxing authority.

            1.2 "BLP Month" means each fiscal month of BLP established during the term of this Agreement and communicated to Pharmos prior to the beginning of each BLP fiscal year for the succeeding twelve
       (12) BLP fiscal months.

            1.3 "BLP Technical Documentation" means all written data and information embodying BLP Technology, including, without limitation, Master Batch Records, SOPs, Protocols and Studies.

            1.4 "CGMP" means the good manufacturing practice regulations promulgated by the FDA pursuant to the FDC Act currently in effect and as such regulations may be modified or supplemented from time to time during the term of this Agreement.


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            1.5  "Commercial Sale" means the transfer or sale for value by
       BLP of Drug Product to an unaffiliated third party.

            1.6  "Competitor" means each of ********** *************** ***
       ***** ************ ********* ****************** ********************
       ********* *********** [Confidential Information omitted and filed separately with the SEC] and any other entity which currently manufactures and sells ophthalmic pharmaceutical products in the Territory and has derived gross revenues of more than $************ [Confidential Information omitted and filed separately with the SEC] from such sales in the fiscal year of such entity immediately prior to the year in which either party to this Agreement desires to make any assignment of this Agreement or any of their respective rights hereunder.

            1.7 "Development Product" means either of LEA or LET until such time as an NDA is submitted to the FDA with respect to LEA or LET, as the case may be, pursuant to the terms of this Agreement.

            1.8 "DMF" means appropriate Drug Master File(s) covering the manufacture of Drug Product at the Facility.

            1.9  "Drug Product" means (i) the Initial Drug Product, and
       (ii) any Development Product on which an NDA is submitted to the FDA by Pharmos during the term of this Agreement.

            1.10 "Drug Substance" means Loteprednol Etabonate. The Drug Substance is specifically covered by claim ** of U.S. Patent ********* [Confidential Information omitted and filed separately with the SEC].

            1.11 "Facility" means BLP's facility located in Tampa, Florida.

            1.12 "Field" means the topical ophthalmic use of Drug Product.

            1.13 "FDA" means the Food and Drug Administration of the United States of America and/or any other federal or state governmental or regulatory agencies as may regulate or control the sale of cosmetics and/or drugs, including Drug Product, within the Territory.

            1.14 "FDA Communications" means any action, request, order, instruction, communication, complaint, notice, public announcement or inquiry by the FDA or any submission, filing, letter or other communication by Pharmos, BLP or any manufacturer of Drug Substance to the FDA, with respect to Drug Product, Placebo Product, Development Product or Drug Substance which is sent by or is received by either party (or, in the case of Pharmos, by any manufacturer of Drug Substance), or which comes to either party's or its agent's attention, including, but not limited, to field actions, investigations or recalls of Drug Product or Placebo Product in the Territory.

            1.15 "FDC Act" means the Federal Food, Drug, and Cosmetic Act, as amended from time to time, and all regulations promulgated pursuant thereto.

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            1.16 "Initial Drug Product" means the product including the
       Drug Substance described in the Initial NDA.

            1.17 "Initial Marketing Plan" means a plan for the marketing, sale and distribution of the Initial Drug Product prepared by BLP pursuant to the terms of this Agreement.

            1.18 "Initial NDA" means the NDA (#******) [Confidential Information omitted and filed separately with the SEC] submitted by Pharmos to the FDA on March 30, 1995, including any amendments, supplements, schedules and exhibits thereto.

            1.19 "Intellectual Property" means patents, patent applications (including international equivalents), trademarks, trade names, trade dress, trademark registrations and applications therefore, and copyrights, copyright registrations and applications therefore pertaining to the Drug Product and Drug Substance.

            1.20 "Label" has the meaning ascribed under the FDC Act.

            1.21 "LEA" means an ophthalmic suspension or solution of Drug Substance for treatment of allergies.

            1.22 "LET" means one (1) combination of Drug Substance and Tobramycin (or such other antibiotic mutually agreed to by the parties).

            1.23 "Master Batch Records" means the master batch records prepared by BLP in accordance with CGMP requirements which now or hereafter govern the Processing of Drug Substance into Drug Product.

            1.24 "NDA" means (i) the Initial NDA, and (ii) any new drug application covering a Development Product which may be submitted by Pharmos to the FDA during the term of, and as contemplated by, this Agreement.

            1.25 "NDA Submission Package" means all pre-clinical, laboratory, clinical, biocompatibility and other testing data; labeling; processing, material and packaging specifications; and supplements or amendments to any of the foregoing; and all other information in the possession of and used by Pharmos for submitting, obtaining and maintaining approval of an NDA in accordance with the requirements of the FDC Act.

            1.26 "Patent Rights" means those United States patents and patent applications relating to Drug Substance listed on Schedule
       1.26 attached hereto, which shall be supplemented from time to time hereafter, as necessary to reflect any U.S. Patents owned or controlled by Pharmos after the date hereof, and which cover the Processing, use, sale or importation of the Drug Substance.

            1.27 "Placebo Product" means a Drug Product excluding the Drug Substance.


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            1.28 "Prior Agreements" means each of the Processing Agreement and Product Development and Clinical Manufacturing Services Agreement, each dated as of October 21, 1994, between Pharmos and BLP.

            1.29 "Process" and "Processing" and other forms of such word or phrase shall refer to the processing, handling, storage and/or disposal of the Drug Substance and Placebo Product, and other raw materials included within a Drug Product or used in connection therewith, and the processing, handling, storage and/or packaging of a Drug Product.

            1.30 "Product Year" means, with respect to each Drug Product, each twelve (12) BLP Month period during the Term commencing with the first day of the first full BLP Month in which a Commercial Sale of such Drug Product shall occur, provided, that the first Product Year shall include any portion of the BLP Month preceding the first Product Year.

            1.31 "Protocols" means those testing methods and standards developed and used by BLP in performing the Services, subject to the approval of Pharmos which shall not be unreasonably withheld.

            1.32 "Sales Forecast" means BLP's forecast of Adjusted Sales for a Drug Product for each Product Year throughout the term of this Agreement.

            1.33 "Services" means those services described on Schedule 1.33 attached hereto to be performed by BLP with respect to the Initial Drug Product and any other Drug Product or Development Product during the term of this Agreement.

            1.34 "SOPs" means BLP's methods and procedures for Processing Drug Substance into Drug Product, including, without limitation, those SOPs specifically identified by BLP and delivered to Pharmos as Schedule 1.34 to this Agreement within ten (10) days of the date hereof.

            1.35 "Specifications" as it relates to each Drug Product shall refer to the Drug Product specifications contained in the NDA Submission Package (which shall be mutually agreed to by the parties hereto) for such Drug Product, as such specifications may be amended from time to time by a supplement to a NDA mutually agreed to by the parties or as required by FDA. "Specifications" as it relates to a Development Product shall refer to the specifications for such Development Product contained in Pharmos' Investigational New Drug Application for such Development Product until such time as an NDA is submitted to the FDA with respect to such Development Product. "Specifications" as it relates to Drug Substance shall refer to the specifications for bulk Drug Substance contained or referenced in the NDA for any Drug Product.



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            1.36 "Studies" means those studies conducted by BLP in the course of performing Services necessary to submit and file an NDA for a Drug Product with the FDA and to obtain FDA approval of such NDA, and shall further include any "Phase IV" studies with respect to each such Drug Product.

            1.37 "Technology" means the technical knowledge and confidential information which Pharmos or BLP owns or controls pertaining to, in the case of Pharmos, the Drug Substance and the formulation of the Drug Substance, or in the case of BLP, to the Processing of Drug Product, including technical knowledge pertaining to the design, assembly, installation, operation and maintenance of machinery, tooling and equipment required for, and the plant layout necessary for such Processing.

            1.38 "Territory" means the United States, including its possessions and military bases abroad.

            1.39 "Testing Laboratory" means a testing laboratory mutually agreed to by Pharmos and BLP.

                                    ARTICLE II

                    MARKETING AND DISTRIBUTION OF DRUG PRODUCT


            2.1  Marketing Plans.
                 _______________

            (a) On or before ***************** [Confidential Information omitted and filed separately with the SEC], BLP shall deliver to Pharmos a written marketing plan for the Initial Drug Product (the "Marketing Plan") for the first three (3) Product Years. The Marketing Plan shall be set forth in reasonable and customary detail, and shall include in such plans commercially reasonable descriptions of intended pre-marketing and marketing investments, tactics and efforts, promotion and distribution efforts and mechanisms, descriptions and estimated timing of any anticipated Phase IV studies, compilations of market research and analysis performed by or for BLP, and other related matters customarily included by BLP in such plans for the marketing, promotion and sale of a new ophthalmic drug product. BLP shall further include in the Marketing Plan a Sales Forecast for each of the first ten (10) Product Years for the Initial Drug Product.

            (b) On or before the date 60 days prior to the anticipated submission of an NDA with respect to each Development Product which the parties reasonably anticipate shall become a Drug Product under the terms of this Agreement, BLP shall deliver to Pharmos a written marketing plan for such Development Product (the "Additional Marketing Plans") for the first three (3) Product Years of each such Development Product. Pharmos agrees to use good faith efforts to notify BLP at least 180 days before the anticipated submission of an NDA to the FDA with respect to each Development Product. The Additional Marketing Plans shall be set forth in substantially the

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       same level of detail, and shall include substantially the same information, plans, budgets and other information, as required with respect to the Marketing Plan set forth in subsection (a) above. BLP shall further include in each Additional Marketing Plan a Sales Forecast for each of the first ten (10) Product Years for each Development Product.

            2.2  Marketing Committee.
                 ___________________

            Pharmos and BLP agree to form a Marketing and Commercialization Committee with respect to the marketing, promotion and sale of Drug Product under this Agreement. This Committee will consist of two
       (2) members appointed by Pharmos and three (3) members appointed by BLP. The Committee will consider and make recommendations to Pharmos and BLP regarding all matters related to the marketing, promotion and sale of Drug Product, including issues with respect to pricing, promotion and other similar matters. The Committee shall have further responsibility for the development and presentation of Additional Marketing Plans described in Section 2.1 above. The Committee shall also attempt in the first instance to resolve any matters which may be disputed between Pharmos and BLP with respect to such marketing, promotion and sales matters which are not otherwise addressed in this Agreement or any other agreements between the parties, provided that the failure of the Committee to resolve any such dispute shall not constitute a default under, or breach of, this Agreement.

            2.3  Grant of Exclusive Distribution Rights.
                 ______________________________________

            (a) Except as otherwise provided in this Agreement, BLP shall have the exclusive right to market, sell and distribute Drug Product within the Field and within the Territory and within the Field by any legal means. Subject to the terms of this Agreement, BLP agrees to use not less than the same effort used by BLP with respect to its own proprietary ophthalmic products to effect the sale of Drug Product in a manner designed to achieve or exceed the Sales Forecast for each Product Year during the term of this Agreement.

            (b) BLP agrees that (i) it shall, subject to reduction for any credits against advances allowed to BLP pursuant to Section 2.4(a) below, pay to Pharmos in each Product Year, whether by way of payment of Product Price (as defined in Section 2.4(a) below) or otherwise, an amount not less than the amount set forth on Schedule 2.3(b) attached to this Agreement with respect to such Product Year for the Initial Drug Product (the "Exclusivity Amount") (provided that from and after such time as Pharmos exercises its co-marketing rights with respect to a Drug Product pursuant to Section 2.6 below, the Exclusivity Amount with respect to such Drug Product payable for the Product Year or portion thereof in which Pharmos exercises its co-marketing rights under this Agreement and for each subsequent Product Year or portion thereof thereafter shall be reduced by an amount equal to the Exclusivity Amount multiplied by a fraction


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       having (X) a numerator equal to the total number of scripts for such
       Drug Product written in the Product Year or portion thereof in question for Pharmos in the Territory, and (Y) a denominator equal to the total number of scripts for such Drug Product written in such Product Year for both Pharmos and BLP in the aggregate in the Territory, as reported by National Prescription Audit, a program offered by IMS ("IMS") or such other nationally recognized source as the parties may mutually agree if IMS is no longer available as a source of such information), and (ii) if the reduction contemplated in subpart (i) shall occur, BLP and Pharmos agree to review such reduction on an annual basis to adjust the reduction to reflect the difference in the periods covered by the IMS report and any BLP months occurring in such periods.

            (c) BLP agrees that it shall pay to Pharmos in each Product Year an Exclusivity Amount with respect to all Drug Products other than the Initial Drug Product determined on the same basis as used for the Initial Drug Product and subject to reduction and adjustment as set forth in subparts (i) and (ii) of subsection (b) above. BLP and Pharmos further agree that the Exclusivity Amounts with respect to each of LEA and LET shall not be less than or exceed the respective amounts set forth on Schedule 2.3(c) attached to this Agreement, the exact amounts of which with respect to each Development Product shall be determined by mutual, good faith agreement of the parties on or before the 30th day following submission of an NDA with respect to such Development Product.

            2.4  Product Price.
                 _____________

            (a) As consideration for Drug Substance to be purchased by BLP for Processing into Drug Product under this Agreement, and subject to reduction as set forth in subpart (b) below, BLP shall pay Pharmos an amount equal to ****% [Confidential Information omitted and filed separately with the SEC] of BLP's Adjusted Sales of each Drug Product sold by BLP in any BLP Month (the "Product Price") in accordance with Section 2.5 below. Notwithstanding the foregoing, and without regard to any adjustments pursuant to subsection (b) below, and further subject to Section 2.10 below, BLP shall be entitled to credit ****% [Confidential Information omitted and filed separately with the SEC] of any Product Price payable to Pharmos against advances previously made to Pharmos by BLP pursuant to
       Section 2.7 below until such advances have been recouped in full by BLP, provided, however, that if BLP fails to provide any required advance pursuant to Section 2.7 below or any development funding with respect to such Drug Product for any reason other than the reasons set forth in Section 2.9(i), (ii), (iii) or (iv) below, the rate of recoupment of advances set forth above shall thereafter be reduced to ****% [Confidential Information omitted and filed separately with the SEC] of any Product Price payable to Pharmos.

            (b) If Pharmos exercises the co-marketing rights reserved to Pharmos in Section 2.6 below for any reason, the Product Price for Drug Substance to be processed into a particular Drug Product and


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       payable in any BLP Month by BLP to Pharmos will be reduced by an amount equal to the Product Price for the relevant Drug Product multiplied by a fraction having (i) a numerator equal to the total number of scripts for such Drug Product written in such BLP Month for Pharmos in the Territory, and (ii) a denominator equal to the total number of scripts for such Drug Product written in such BLP Month for both Pharmos and BLP in the aggregate in the Territory, as reported by IMS or such other nationally recognized source as the parties may mutually agree if IMS is no longer available as a source of such information, provided that in no event shall the Product Price for a particular Drug Product payable in any BLP Month be reduced to less than ****% [Confidential Information omitted and filed separately with the SEC] of BLP's Adjusted Sales of each such Drug Product in such BLP Month. If a reduction under this subsection (b) shall occur, BLP and Pharmos agree to review such reduction on the same basis and timing as set forth in subpart (ii) of Section 2.3(b) above.

            2.5  Payment.
                 _______

            Within the earlier of thirty (30) days following the end of each BLP Month during the term of this Agreement and five (5) business days following publication and distribution of the IMS data referred to in Section 2.4(b) above related to such BLP Month, if applicable (each a "Payment Date"), beginning with the end of the first full BLP Month following the first Commercial Sale of Drug Product by BLP in the Territory, BLP shall pay Pharmos the Product Price for Drug Substance Processed into Drug Product sold by BLP in the preceding BLP Month (and any portion of any preceding BLP Month), less any recoupment contemplated in Section 2.4(a) above. In addition, on each Payment Date, BLP shall deliver to Pharmos information which sets forth the aggregate sales and Adjusted Sales of each Drug Product in dollars and units of such Drug Product for the preceding BLP Month and any portion of any preceding BLP Month, and further sets forth the aggregate of all advances previously made to Pharmos pursuant to Section 2.7 below and the amount of credits against such advances taken by BLP with respect to such preceding BLP Month. If the total payments received by Pharmos (including any amounts credited against advances) for a Product Year with respect to a Drug Product pursuant to this Section 2.5 shall not equal or exceed the Exclusivity Amount for such Drug Product for such Product Year, then on the last Payment Date of such Product Year BLP shall have the option to pay Pharmos an additional sum equal to such Exclusivity Amount less the sum of the total payments (including any amounts credited against advances) previously paid to Pharmos by BLP in such Product year pursuant to this Section 2.5 with respect to such Drug Product.

            2.6  Co-Marketing Rights.
                 ___________________

            (a) Subject to the earlier exercise of co-marketing rights which may occur pursuant to subpart (c) below, the parties agree


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       that Pharmos shall be entitled upon written notice to BLP to co-
       market, distribute and sell each Drug Product under labeling belonging to Pharmos in the Territory commencing on the second (2nd) anniversary of the earlier to occur of (i) the first Commercial Sale of such Drug Product by BLP, or (ii) the later of (X) April 1, 1996, or (Y) the ninetieth day following FDA approval of the NDA for such Drug Product (unless BLP has been restrained from making commercial sales of such Drug Product through no fault of BLP within such ninety (90) day period, in which case such ninety (90) day period shall be deemed to have commenced on the first day on which such restraint no longer exists).

            (b) Upon the written request of BLP, Pharmos agrees that it will delay exercise of the rights reserved to Pharmos in subsection
       (a) above with respect to any Drug Product for a period of up to 365 days if (i) LET has not entered Phase III clinical studies on or before the second anniversary of this Agreement based on an R&D Plan (defined below) previously approved by the parties, or (ii) LEA has not entered Phase III clinical studies on or before the second anniversary of this Agreement based on an R&D Plan previously approved by the parties, or (iii) Phase II clinical studies for either LET or LEA have not substantially complied with the protocols, or satisfied safety and efficacy targets, defined in the relevant R&D Plan for each such substance, provided that no delay shall occur pursuant to this subsection (b) if the events described in subparts (i), (ii) or
       (iii) shall failed to have occurred solely as a result of the failure of BLP to provide Pharmos with appropriate clinical trial materials of LEA or LET, as the case may be, in conformity with their respective Specifications (other than such failure resulting from the failure of Pharmos to deliver appropriate Drug Substance for the production of such clinical Trial materials).

            (c) In addition to the co-marketing rights described above, from and after the last Payment Date for a Product Year in which BLP fails to pay the Exclusivity Amount for a particular Drug Product, Pharmos shall be entitled to (i) co-market such Drug Product in the Territory, and (ii) subject to delivery of a written notice delivered to BLP no later than sixty (60) days following the last day of the Product Year in question, at any time thereafter grant to any third party or parties the right to market such Drug Product in the Territory on a non-exclusive basis, and the marketing and sale rights granted to BLP under this Agreement with respect to such Drug Product shall become and thereafter remain non-exclusive.

            2.7  Advances of Product Price.
                 _________________________

            BLP agrees to pay Pharmos the following sums as advances against payments of Product Price for Drug Substance Processed into Drug Product which may become due to Pharmos under this Agreement:

            (i) $1,000,000 by the close of business on June 30, 1995, against purchases of Drug Substance to be Processed into Initial Drug Product;

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            (ii) $1,000,000, against purchases of Drug Substance to be
       Processed into Initial Drug Product ($277,141 of which has been previously advanced by BLP to Pharmos), payable in equal installments of $100,000 (or any portion thereof remaining unpaid) on the last day of each month commencing with the last day of the month following the month in which this Agreement is executed and on each month thereafter until paid in full, with any sums not previously paid under this subpart (ii) to be paid by BLP to Pharmos within ten (10) days of the approval of the NDA for the Initial Drug Product by the FDA;

            (iii) $1,000,000 on January 15, 1996, against purchases of Drug Substance to be Processed into LEA;

            (iv) $1,000,000 on March 15, 1996, against purchases of Drug Substance to be Processed into LET;

            (v) $********* [Confidential Information omitted and filed separately with the SEC] within thirty (30) days of the filing of an NDA on the earlier of LEA or LET, against purchases of Drug Substance to be Processed into such Drug Product; and

            (vi) $********* [Confidential Information omitted and filed separately with the SEC] within thirty (30) days of the approval of an NDA on the later of LEA or LET, against purchases of Drug Substance to be Processed into such Drug Product.
       Unless otherwise specified below, such advances will be credited against payment of Product Price for Drug Substance to be Processed into the referenced Drug Product. Notwithstanding the foregoing, the payments contemplated under subsections (ii), (iii) and (iv) above will be deferred if Pharmos receives written notification from the FDA that the NDA for the Initial Drug Product is not approvable (or Pharmos or BLP otherwise becomes aware of such circumstance), and will resume immediately upon the revocation of such notice or the cure of such circumstance to the reasonable satisfaction of BLP. In addition, if Pharmos has not initiated Phase III studies with respect to LEA on or before June 15, 1996, or with respect to LET on or before September 15, 1996, in either case in accordance with their respective R&D Plans as approved by the Research and Development Committee pursuant to Section 5.1 below, then BLP shall have the right to credit the advances made with respect to LEA and/or LET, as appropriate, against purchases of Drug Substance to be Processed into Initial Drug Product. If the parties shall not have agreed on the protocols and/or safety and efficacy targets to be included in the R&D Plans for LEA or LET by the dates referenced in (iii) and/or (iv) above, the parties shall submit their respective positions on such matters to a mutually agreeable consultant with relevant expertise with ophthalmic drug products for recommendations on the matter(s) in dispute, and at such time as the parties shall mutually resolve such disagreement the advances referred to in such subsections shall be made within thirty (30) days of the commencement of the respective Phase III clinical trials based on the respective R&D Plans approved by both parties in their reasonable discretion.

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            2.8  Packaging.
                 _________

            (a) The parties acknowledge that the Initial Drug Product will be sold under BLP's own label using the brand name "LotemaxTM" (the "Brand Name"), provided that to the extent permitted by applicable law, the packaging of the Product shall include a mutually acceptable reference to Pharmos as follows: "Manufactured by BLP under Agreement with Pharmos". The parties acknowledge that the Brand Name shall be owned by Pharmos, and further agree that neither shall acquire rights in or to any trademarks or trade names of the other, except that BLP shall have the right to use the Brand Name in connection with its marketing, sale and distribution of Initial Drug Product in the Territory and within the Field, pursuant to the Trademark License attached as Exhibit 2.8 to this Agreement (the "Trademark License"). BLP shall submit all Drug Product advertising, promotional and packaging material (excluding Labels for the Drug Product which comply with the NDA) to Pharmos for prior approval, which shall not be unreasonably withheld. Failure of Pharmos to disapprove of any such material within ten (10) days of receipt shall be deemed to constitute Pharmos' consent. All artwork, advertising and packaging used by each party is and shall remain the exclusive property of each party. Such artwork, advertising and packaging or any reproduction thereof owned by one party may not be used by the other party following the termination of this Agreement; provided, however that BLP shall provide Pharmos with its marketing plans and/or sales training materials pertaining to the Drug Product
       for informational purposes only.   At Pharmos' request, and subject
       to Article X hereof, Pharmos shall have the right to attend and participate in meetings associated with the development of BLP's marketing plans and training programs pertaining to marketing and distribution of Drug Product.

            (b) Pharmos and BLP agree to use good faith efforts to review the advisability of granting to each other mutually satisfactory, royalty-free trademark license agreements with respect to any trademarks owned by either party with respect to any Development Product prior to the first Commercial Sale of the Development Product marketed using such trademark, provided that in no event shall either party be entitled to any use of any trademark used or reserved for use by the other party in connection with any good or service or which includes all or any part of a party's or its Affiliate's corporate name or identity.

            2.9  Termination of Certain Rights.
                 _____________________________

            The parties agree that if BLP fails to provide any required advance pursuant to Section 2.7 above with respect to a Drug Product (or Development Product, as the case may be) or any development funding with respect to such Drug Product or Development Product, as the case may be, because BLP has notified Pharmos in writing that
       (i) such Drug Product or Development Product is reasonably determined by BLP not to have achieved the safety or efficacy targets mutually agreed to by the parties, (ii) BLP reasonably determines that further investment in such Drug Product or Development Product is not financially justifiable, (iii) BLP reasonably determines that material adverse changes in the market or potential market for such Drug Product or Development Product have occurred, or (iv) BLP reasonably determines upon the written advice of independent counsel that the commercial sale of such Drug Product would infringe on the patent rights of third parties not otherwise licensed to or owned by Pharmos or BLP, then (X) BLP shall have no further rights or obligations with respect to such Drug Product under this Agreement of any kind, and (Y) the failure of BLP to make any such payments in the circumstances described above or for any other reason with respect to such Drug Product or Development Product shall not be deemed to be a breach of BLP's obligations under this Agreement. Notwithstanding the foregoing, this Agreement shall terminate and BLP shall lose any and all rights it may have in or to the marketing of any Drug Product and any Development Product if BLP shall determine and notify Pharmos that any of the circumstances described above apply to the Initial Drug Product.

            2.10 Additional Obligations.
                 ______________________

            (a) The parties acknowledge that the obligations of BLP to pay the Exclusivity Amounts set forth above with respect to the Initial Drug Product and any subsequent Drug Product are dependent on the ability of Pharmos to provide BLP with sufficient quantities of Drug Substance to be Processed into Drug Product to substantially meet the Sales Forecast for Drug Product. Pharmos acknowledges and agrees that until such time as BLP shall have made sufficient Adjusted Sales of Drug Product in order to recoup in full the advances made by BLP to Pharmos under Section 2.7 above, the failure of Pharmos to supply BLP with substantially all of its requirements of Drug Substance as required under this Agreement shall constitute a material breach of this Agreement, and that as a result of such breach BLP may suffer damage at least in the amount of any outstanding and unrecouped advances paid to Pharmos under Section
       2.7 above. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, BLP agrees to forebear and not exercise any of its remedies hereunder as a result of Pharmos' breach of its supply obligations under this Agreement, and will allow Pharmos to cure such breach, subject to the following:

                 (i)  from and after any such breach, and for so long as
            (X) Pharmos is unable for any reason to supply BLP with Drug Substance sufficient to enable BLP to meet its Sales Forecast for Drug Product in any BLP Month, and (Y) BLP has not recouped in full any advances made by BLP to Pharmos under Section 2.7 above, then notwithstanding Section 2.4(b) above BLP shall be entitled to credit **% [Confidential Information omitted and filed separately with the SEC] of any Product Price payable to Pharmos against advances previously paid to Pharmos by BLP pursuant to Section 2.7 until such advances have been recouped in full by BLP; and

                 (ii) BLP shall be permitted to immediately take out of
            consignment for Processing into Drug Product quantities of Drug Substance sufficient to generate Drug Product that, when sold, will generate Adjusted Sales of Drug Product in an amount sufficient to allow BLP to recoup any remaining advances paid to Pharmos under Section 2.7.

       If such inventory of Drug Substance is insufficient to permit BLP to Process the quantities of Drug Product as stated above, and Pharmos has not otherwise provided BLP, within ten (10) days following the date of the breach by Pharmos described above in this subsection (a) with quantities of Drug Substance sufficient to generate Drug Product that, when sold, will generate Adjusted Sales sufficient to allow BLP to recoup any remaining advances made to Pharmos under
       Section 2.7, Pharmos shall pay to BLP the difference between the sum of (X) any outstanding advances that have been recouped by BLP under
       Section 2.4, plus the amount of advances that would be recouped upon the sale of any Drug Product (including Drug Product work in process) remaining in the possession of BLP at the time of the breach described above in this subsection (a), and (Y) the total amount of outstanding and unrecouped advances on the date of Pharmos' default hereunder. If Pharmos fails to satisfy the foregoing payment obligation within ninety (90) days following the expiration of the ten (10) day period set forth above, BLP will be relieved of its forbearance commitment, and in such event may exercise any remedies available to it under this Agreement, and further provided that (1) BLP may defer any prospective obligations to make advances under Section 2.7 and make payments of Exclusivity Amounts until Pharmos resumes performance of its supply obligations hereunder, and BLP is reasonably satisfied that there will be no substantial future interruption; and (2) the period of time which must elapse under this Agreement until Pharmos obtains co-exclusive rights with respect to each Drug Product will be tolled and extended by the number of days starting with the day on which the payment obligation of Pharmos hereunder shall arise until the date on which Pharmos shall perform such payment obligation or shall have otherwise cured the breach of its obligations under this Section
       2.10 to the reasonable satisfaction of BLP.

            (b) Pharmos acknowledges that, following BLP's recoupment in full of all advances paid by BLP to Pharmos under Section 2.7, the failure of Pharmos to supply BLP with substantially all of its requirements of Drug Substance as required under this Agreement shall constitute a material breach of this Agreement, and that as a result of such breach BLP may suffer damage. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, BLP agrees to forebear and not exercise any of its remedies hereunder with respect to such breach until such time as Pharmos is unable to provide BLP with sufficient Drug Substance to ensure that BLP has on hand at least enough Drug Substance to satisfy substantially all of BLP's rolling six (6) month requirements for Drug Substance (or if such amount of Drug Substance on hand at BLP goes below BLP's rolling six (6) month requirement and the parties cannot mutually agree after good faith consultation that a resumption of supply is reasonably imminent), unless Pharmos has concluded a supply contract with a second manufacturer of Drug Substance under Section 2.11 within ninety (90) days following the day on which the inventory of Drug Substance on hand at BLP falls below six (6) months and the parties cannot mutually agree after good faith consultation that a resumption of supply is reasonably imminent, it being understood that in such event Pharmos shall be deemed to have cured the breach described above in this subsection
       (b). If Pharmos has failed to cure such breach as set forth above the Product Price for each Drug Product payable in each BLP Month in which such breach occurred or is continuing shall be reduced to ****% [Confidential Information omitted and filed separately with the SEC] of BLP's Adjusted Sales of Drug Product in such BLP Month. Notwithstanding anything in this subsection (b) to the contrary, BLP agrees that it will not terminate this Agreement as a result of Pharmos' breach hereunder.

            2.11 Second Source.
                 _____________

            Pharmos agrees that, in consultation with BLP, Pharmos shall use good faith efforts in order to identify, qualify and conclude a supply contract with a second manufacturer for the Drug Substance on terms acceptable to Pharmos in its reasonable discretion. BLP agrees that it shall bear ******* percent (**%) [Confidential Information omitted and filed separately with the SEC] of Pharmos' verifiable out of pocket fees and expenses reasonably incurred in such efforts ("Second Source Costs"), payable within thirty (30) days of receipt by BLP of appropriate invoices for, and reasonable documentation of, such expenses from Pharmos. BLP may credit against its obligation to contribute **% [Confidential Information omitted and filed separately with the SEC] of the Second Source Costs BLP's direct and verifiable labor cost of research and development and other technical services ("R&D") requested by Pharmos and/or reasonably and actually rendered by BLP's R&D personnel in connection with Pharmos' efforts under this Section
       2.11 based upon the proportion of R&D hours actually expended with respect to such matters relative to total R&D hours reasonably available at BLP computed on the basis of a 5-day, 40 hour work week. Pharmos may also count in the calculation of Second Source Costs incurred by Pharmos under this Section 2.11 Pharmos' direct and verifiable labor costs of R&D reasonably and actually incurred by Pharmos' R&D personnel under this Section 2.11 on the same basis as set forth above.

            2.12 Generic Versions of Drug Product.
                 ________________________________

            (a) Notwithstanding anything in this Agreement to the contrary, if the Patent Rights are held to be invalid or unenforceable in a final decision (which has not been appealed) by a court of competent jurisdiction as a result of any action or proceeding brought by a third party (an "Invalidity Event"), or upon the last to expire of the Patent Rights with respect to a particular Drug Product (an "Expiration Event"), BLP shall have the right in each instance to manufacture, use, sell, promote and distribute a generic equivalent to any such Drug Product (each a "Generic"). If BLP submits an Abbreviated New Drug Application for a Generic with respect to any Drug Product (an "ANDA"), it shall notify Pharmos in writing at least ninety (90) days prior to the anticipated date of submission. If at the time of the actual submission of such ANDA Pharmos has not granted to BLP any specific rights in or to the NDA describing the Drug Product which is the branded form of the Generic, or to any Patent Rights that may remain in effect at the time of such submission, then at the option of Pharmos exercised in its discretion, Pharmos may by written notice to BLP delivered within sixty (60) days of such submission either (i) in the case of an Invalidity Event or Expiration Event, cause the marketing rights granted to BLP under Section 2.3 above to become and thereafter remain non-exclusive, or (ii) in the case of an Invalidity Event, terminate BLP's rights under this Agreement with respect to the Drug Product which is the equivalent to the Generic, such exercise to be effective in the case of this subpart (ii) no earlier than the date of approval of the Generic.

            (b) If prior to submission of an ANDA with respect to a Generic for a Drug Product BLP has requested the grant of the rights set forth in the third sentence of subsection (a) above with respect to such Generic, then such Generic shall be deemed to be a "Drug Product" for all purposes of this Agreement and any other agreement between Pharmos and BLP which may then be in full force and effect. Pharmos agrees that if BLP requests the grant of rights contemplated in this Section 2.11, it shall grant such rights under the terms and conditions of this Agreement without the payment of any additional compensation by BLP to Pharmos other than the payment of the Product Price to which Pharmos is entitled with respect to any sale of a Drug Product by BLP under this Agreement. Notwithstanding anything in this Agreement to the contrary, BLP agrees that it shall have no right, except as permitted hereunder, to market, distribute or sell any Generic under any NDA.

                                    ARTICLE III

                            PROCESSING OF DRUG PRODUCT

            3.1  Processing.
                 __________

            Except as otherwise provided herein, and in consideration of the rights granted to BLP hereunder, during the term of this Agreement BLP shall Process Drug Substance into Drug Product in accordance with the applicable Specifications, CGMP requirements, the applicable NDA, the FDC Act and otherwise in accordance with this Agreement. BLP further agrees to Process Drug Product and Placebo Product for sale by Pharmos and third parties pursuant to the terms of the Processing Agreement if and to the extent Pharmos shall exercise the co-marketing rights set forth in Section 2.6 above in accordance with Section 2.6 above.

            3.2  Drug Substance Consignment.
                 __________________________

            (a) During the term of this Agreement, Pharmos shall deliver on consignment to BLP (at Pharmos' sole cost and expense) for Processing into Drug Product and subsequent distribution of Drug Product by BLP, a supply of Drug Substance as and when ordered by BLP in accordance with the procedures set forth in this Section 3.2. All Drug Substance delivered to BLP by Pharmos (i) shall continue to be the sole and exclusive property of Pharmos and full and complete title therein shall remain with Pharmos until such time as BLP shall remove Drug Substance from its warehouse and commences Processing of such Drug Substance, and (ii) shall be kept reasonably segregated and separate from all other products and materials stored or warehoused at the Facility. BLP agrees that Pharmos may file, and BLP shall execute, Uniform Commercial Code financing statements evidencing the ownership by Pharmos of Drug Substance on consignment in the possession of BLP from time to time. BLP shall keep complete and accurate records detailing the receipt of each shipment of Drug Substance received by BLP and each unit of Drug Product Processed by BLP under this Agreement. To the extent practicable and at no additional premium cost to BLP, BLP agrees to cause Pharmos to be named as an additional insured with respect to any policies of insurance carried by BLP and covering the loss of any Drug Substance held on consignment by BLP from Pharmos for Processing under this Agreement due to fire or other casualty of the type customarily insured at the Facility.

            (b) By the twentieth day of every other calendar month after the initial forecast described below, BLP shall submit to Pharmos a written forecast listing BLP's reasonably estimated requirements of Drug Substance for the subsequent twelve (12) month period, presented in six two (2) month intervals, on a rolling basis. BLP's initial twelve (12) month rolling forecast for the Initial Drug Product shall be provided to Pharmos no later than thirty (30) days following FDA approval of the Initial NDA. Unless otherwise agreed in writing by the parties, BLP's estimated bi-monthly requirements of Drug Substance set forth in each rolling forecast shall be delivered or caused to be delivered by Pharmos to BLP F.O.B. the Facility, commencing within thirty (30) days of the date each written forecast is forwarded to Pharmos, and continuing thereafter on a timely basis. Each shipment of Drug Substance delivered to BLP hereunder shall be accompanied by a certificate of analysis which evidences testing of the Drug Substance for conformity to Specifications (except for bioburden, the testing for which shall be the responsibility of BLP). The parties agree that consigned Drug Substance will be delivered to BLP in such batch sizes as the parties shall mutually agree from time to time in order to minimize waste and loss in the Processing of Drug Substance into Drug Product by BLP.

            (c) Drug Substance shall be received by BLP subject to BLP's inspection and may be rejected if found not to conform to the Specifications or otherwise fail to be as warranted hereunder.

       Within two (2) business day of delivery of Drug Substance, BLP shall inspect such shipment of Drug Substance for visually obvious defects and report such defects immediately to Pharmos. Within thirty (30) days of delivery to BLP, BLP may undertake its own quality control tests to ensure that the Drug Substance delivered is in accordance with the terms of this Agreement. Pharmos' representatives may be present at the Facility during the conduct of such quality control tests by BLP. BLP shall be deemed to have accepted each shipment of Drug Substance delivered by Pharmos if Pharmos does not receive written notice to the contrary within thirty (30) days of delivery.

            (d) All claims for shortages or other damage not visually obvious shall be reported in writing to Pharmos within thirty (30) days after the date of arrival of each shipment of Drug Substance at the Facility. At Pharmos' request, BLP shall promptly supply either some of the Drug Substance which is allegedly defective or some other evidence of deficiency which Pharmos shall reasonably specify. If Drug Substance does not meet Specifications, or is subject to any claim, defect or shortage, the rejected Drug Substance shall not be used by BLP and shall be returned promptly by BLP to Pharmos at Pharmos' expense, or such other mutually agreed upon response shall be undertaken. Pharmos shall replace such rejected Drug Substance with such quantity of Drug Substance which conforms to the Specifications as soon as practicable. In the event of any dispute between BLP and Pharmos as to whether any of the Drug Substance delivered to BLP conforms with the Specifications, samples of the Drug Substance in dispute shall be sent to the Testing Laboratory, whose findings shall be binding on the parties except in cases of gross and manifest error on the part of the Testing Laboratory; provided, however that if the Testing Laboratory determines that the Drug Substance is not defective, the parties agree that BLP's sole obligation shall be to use reasonable, good faith efforts to reconcile its quality assurance testing results with the findings of the Testing Laboratory. If BLP is unable to reconcile such results, BLP shall have no obligation to use the rejected Drug Substance. The cost of such testing with the Testing Laboratory shall be borne by the losing party.

            (e) BLP shall store the inventory of consigned Drug Substance and Drug Product Processed pursuant to this Agreement in compliance with all applicable FDA and FDC Act requirements, with sound commercial practices common to the industry, and with the same degree of care which BLP applies to its own raw materials and finished products; and such inventories shall be reserved exclusively for the Processing of Drug Substance into Drug Product under this Agreement. BLP shall be entitled from time to time to withdraw from the consigned inventory of Drug Substance in its possession, in appropriate batch sizes, a sufficient quantity of Drug Substance necessary for BLP to meet its Processing needs, or to make such other use of the Drug Substance necessary to comply with CGMP requirements and/or the FDC Act.

            (f) Notwithstanding anything in this Article III to the contrary, Pharmos warrants to BLP that the Drug Substance, when shipped to BLP, will conform to the Specifications, will not be adulterated or misbranded within the meaning of the FDC Act, and will have a remaining shelf life of no less than ************* months [Confidential Information omitted and filed separately with the SEC].

                                    ARTICLE IV

                         DRUG PRODUCT DEVELOPMENT AND R&D

            4.1  Services.
                 ________

            BLP shall exercise its commercial and scientific good faith efforts to continue to perform the Services with respect to the Initial Drug Product, and will perform such Services with respect to any subsequent Drug Product, and to develop a DMF covering the Processing of the Drug Substance into the Initial Drug Product and any subsequent Drug Product, provided that BLP shall not be obligated to perform such Services or develop a DMF with respect to any Drug Product or Development Product with respect to which BLP shall have lost all marketing rights under this Agreement. Such efforts shall be consistent with those employed by BLP for its own proprietary drug products. BLP shall allow Pharmos to continue to reference any DMF in the course of seeking and obtaining FDA approval of the Initial NDA and any subsequent NDA, and shall provide Pharmos with a DMF reference letter in each case; provided, however, that BLP shall have no obligation to disclose to Pharmos the contents of any DMF. BLP further agrees to continue to provide Pharmos with BLP Technical Documentation as Pharmos may reasonably deem necessary or appropriate solely in order for Pharmos to obtain and thereafter maintain FDA approval of the Initial NDA and any subsequent NDA as Pharmos may from time to time reasonably request during the Term.

            4.2  Performance of Services.
                 _______________________

            BLP agrees to perform the Services with respect to Drug Products and Drug Substance in accordance with CGMP requirements. Except for the foregoing, and as otherwise specifically stated in this Agreement, BLP makes no other agreement with respect to the performance of the Services, and BLP shall have no liability whatsoever for Pharmos' failure to obtain FDA approval of any NDA. Pharmos shall be solely responsible for obtaining approval of the NDA by FDA at its sole expense and cost, and, subject to Section 4.1 above, BLP shall be solely responsible for providing the Services at its sole expense and cost.

                                     ARTICLE V

                             RESEARCH AND DEVELOPMENT

            5.1  Development Products.
                 ____________________

            As soon as is mutually convenient for the parties, Pharmos and BLP agree to use good faith efforts to prepare a mutually agreeable research and development plan for each Development Product (each an "R&D Plan"). Each R&D Plan shall be of scope customary in the trade for the development of new drug compounds, and shall include without limitation proposed formulations, safety and efficacy targets and anticipated budgets. If the parties shall not have agreed on the R&D Plan for a particular Development Product after good faith efforts, the parties shall submit their respective positions on such R&D Plan to a mutually agreeable consultant with relevant expertise with ophthalmic drug products for recommendations on the matter(s) in dispute, which recommendations shall be approved by both parties in their reasonable discretion.

            5.2  Pharmos' Development Obligations.
                 ________________________________

            If mutually agreed to by the parties, Pharmos shall use good faith, scientifically reasonable efforts to execute each R&D Plan substantially in accordance with its terms and in consultation with BLP. In connection therewith, Pharmos shall be responsible for the preparation and conduct of all Phase I, II and III studies and other clinical trials as may be included in the subject R&D Plan, the preparation, submission and maintenance of any NDA's in connection therewith in the name of Pharmos, the provision to BLP of Drug Substance necessary for use in the generation of suitable materials for the conduct of related clinical trials, and generally otherwise do all such things with respect to a Development Product as previously done by Pharmos in connection with the Initial Drug Product. Except as specifically set forth in this Agreement or as otherwise agreed in writing by Pharmos and BLP, all actions taken by Pharmos in connection with its obligations under this Section shall be at the sole cost and expense of Pharmos.

            5.3  BLP's Development Obligations.
                 _____________________________

            (a) If and when mutually agreed to by the parties, BLP shall use good faith, scientifically reasonable efforts to support the activities of Pharmos under Section 5.2 above in connection with the development of each Development Product. In connection therewith, BLP shall prepare and provide Pharmos with copies of any validation and stability studies (including related documentation) and related DMF's as may be contemplated by the relevant R&D Plan, and shall be responsible for performing any Phase IV studies which may be necessary to comply with FDA rules or regulation or which BLP reasonably determines to be advisable to support the marketing and sales of Drug Product. In addition, and subject to the provision of suitable Drug Substance by Pharmos as contemplated in Section 6.2 above, BLP shall supply Pharmos with suitable clinical materials in accordance with CGMP requirements for use in Phase I, II and III clinical studies of a Development Product, and such materials shall meet all other applicable legal and regulatory requirements for use in the Territory. Except as specifically set forth in this Agreement or as otherwise agreed in writing by Pharmos and BLP, all actions taken by BLP in connection with its obligations under this
       Section 5.3 shall be at the sole cost and expense of BLP, provided that BLP shall not be obligated to incur more than $150,000 of direct out-of-pocket expenses in connection with its obligations to provide Pharmos with clinical trial materials of each Development Product under this Section.

            (b) Notwithstanding the foregoing, if BLP loses any rights which it may have to market and sell a Development Product under this Agreement for any reason, BLP shall not be obligated to provide the support activities described in subsection (a) above with respect to such Development Product, provided that if BLP so elects not to provide such support activities with respect to such Development Product, Pharmos may by written request to BLP purchase all or any part such support activities from BLP at a commercially reasonable cost and on commercially reasonable terms mutually agreed to by the parties.

            5.4  Research Funding.
                 ________________

            Notwithstanding anything in this Article V to the contrary, the
       parties agree that BLP shall contribute to Pharmos    fifty percent
       (50%)     of Pharmos' out-of-pocket costs of the Phase III clinical
       studies for each Development Product conducted pursuant to R&D Plans approved by the parties net of any third party funding, provided that in no event shall BLP be responsible for more than $********* [Confidential Information omitted and filed separately with the SEC] in such cost contribution for each Development Product, and provided further that in no event shall BLP be obligated to contribute to Pharmos for each Development Product in calendar year 1996 in excess of $********* [Confidential Information omitted and filed separately with the SEC], with the balance, if any, to be paid in calendar year 1997. Pharmos agrees to provide BLP with reasonably detailed, customary statements for all sums to be contributed by BLP under this Section 5.4 no more often than monthly, and BLP agrees to pay such sums within thirty (30) days of each such request for contribution.

            5.5  Third Party Funding.
                 ___________________

            Pharmos agrees that it will use good faith efforts to make an application or applications for a Bird F Foundation grant to support the research and development of either or both of the Development Products in accordance with their respective R&D Plans.

            5.6  R&D Committee.
                 _____________

            Pharmos and BLP agree to form a Research and Development Committee with respect to the performance of the R&D Plans. The Committee will consist of three (3) members appointed by Pharmos and two (2) members appointed by BLP. The Committee will monitor and evaluate the performance of the R&D Plans by both parties. The Committee shall also attempt in the first instance to resolve any matters which may be disputed between Pharmos and BLP with respect to research and development matters which are not otherwise addressed in this Agreement or any other agreements between the parties, provided that the failure of the Committee to resolve any such dispute shall not constitute a default under, or breach of, this Agreement.

            5.7  Good Faith Efforts.
                 __________________

            The parties acknowledge that the outcome of research and development activities, grant applications and other matters which may affect such outcomes are not predictable and that either party may encounter scientific, legal or commercial obstacles to the development of LET and/or LEA. In such event, the party encountering the obstacle shall exercise good faith best efforts to remove such obstacle; provided, however, that the failure of either party to remove such obstacle following the exercise of such efforts shall not constitute a breach of, or a default under this Agreement in the event that such obstacle is beyond the reasonable control of either party and/or the remedy of such obstacle would be commercially impractical or require a commercially unreasonable expenditure of financial resources. Notwithstanding the foregoing, BLP and Pharmos acknowledge and agree that BLP shall not have any rights or obligations with respect to a Development Product under this Agreement (including without limitation any rights or obligations under Articles II or IV, or Sections 5.3 or 5.4, of this Agreement) if either (i) BLP and Pharmos fail to agree on a mutually acceptable R&D Plan with respect to such Development Product, or
       (ii) BLP shall fail in any instance to meet its obligations with respect to advances and/or development contributions with respect to such Development Product as set forth in Sections 2.7, 5.3 and 5.4 above (provided that in the case of subpart (i) above if the parties are unable to agree on the protocols and/or safety and efficacy targets to be included in an R&D Plan, the parties shall first submit their respective positions on such matters to a mutually agreeable consultant with relevant ophthalmic drug product expertise for recommendations on the matter(s) in dispute).

            5.8  Inventions.
                 __________

            Any inventions which result from the efforts of either party taken in accordance with this Article V shall be owned as follows:
       (i) by Pharmos if such invention pertains solely to the Drug

       Substance or Drug Product; (ii) by BLP if such invention pertains solely to Processing Drug Substance into Drug Product; and (iii) jointly by both parties if such invention pertains to any other use other than as set forth in subparts (i) and (ii) above. The parties agree to execute such instruments and assignments as either party may reasonably request of the other in order to carry out the intention of the preceding sentence. Each party shall be responsible for all costs and expenses with respect to patent prosecution for any invention owned solely by such party. Neither party shall file a patent application for, or grant to any third party any rights in or to, any invention described in subpart (iii) above except upon the mutual agreement of the parties not unreasonably withheld.


                                    ARTICLE VI

                              ADDITIONAL OBLIGATIONS

            6.1  Notice of FDA Communication.
                 ___________________________

            Each party shall promptly, but in no event more than three (3) business days after receipt thereof, advise the other, and provide copies or transcriptions, if available, of any FDA Communication regarding the Drug Product and/or the Drug Substance, any NDA, BLP's DMF relating to the Drug Product, or any other related matters.

            6.2  Adverse Drug Reaction Reports.
                 _____________________________

            BLP shall establish a system for monitoring, investigating and following-up on adverse reaction reports involving the Drug Product Processed by BLP under this Agreement. If either party becomes aware that the Drug Product Processed by BLP contains a defect which could or did cause death or injury, each party shall immediately by FAX and telephone provide the other with a complete written description of all relevant details known to such party concerning any such incident, including but not limited to, a description of any defect and such other information which may be necessary to report the incident to the FDA. BLP will be responsible for preparing adverse drug reaction reports, administering adverse drug reaction files relating to the Drug Product and filing all such reports with FDA, at its sole expense, with respect to Drug Product Processed by BLP under this Agreement. The obligations of BLP under this Section 6.2 with respect to a particular Drug Product shall terminate at such time as BLP is no longer entitled to market and sell such Drug Product unless and to the extent otherwise required by applicable laws, rules or regulations.

            6.3  Complaint Handling.
                 __________________

            If Pharmos or BLP receives any complaint, claims or adverse reaction reports regarding Drug Product, including notices from the FDA regarding any alleged regulatory non-compliance of the Drug Product, each party shall, within five (5) business days of receipt with respect to medical reports and ten (10) business days of receipt with respect to any other product reports (or in either case such shorter periods as may be required by applicable laws, rules, or regulations), provide the other with all information contained in the complaint, report, or notice and such additional information regarding the specific Drug Product as may be reasonably requested, except knowledge of Drug Product incidents described in Section 6.2 above, which shall be communicated by FAX and telephone report. Pharmos shall comply, at a minimum, with FDA and CGMP requirements for complaint handling. Pharmos will decide which complaints are to be submitted to the FDA according to applicable law, and shall provide a copy of any such submission to BLP.

            6.4  New Territories.
                 _______________

            BLP and Pharmos shall enter into discussions regarding additional territories for distribution of Drug Product by BLP, on terms mutually agreed to by the parties, including Mexico, Canada and/or Europe (the "New Territories"). If Pharmos requests BLP to incur out-of-pocket costs with respect to activities that do not otherwise constitute Services relating to the Territory before BLP and Pharmos mutually agree on the terms governing the distribution of Drug Product by BLP in the New Territories, Pharmos shall reimburse BLP for such costs on a monthly basis, within thirty (30) days of the end of each month. If BLP and Pharmos are unable to mutually agree on terms governing distribution of Drug Product by BLP in the New Territories, BLP agrees to Process and supply Drug Product to Pharmos on the terms set forth in the Processing Agreement.

                                    ARTICLE VII

                           INTELLECTUAL PROPERTY RIGHTS

            7.1  Representations of Pharmos.
                 __________________________

            Pharmos represents and warrants to BLP that (i) Pharmos has the right to provide Drug Substance to BLP for the Processing of Drug Substance into Drug Product under this Agreement and (ii) to the best of Pharmos' knowledge after diligent investigation under the circumstances, the manufacture, use or sale of Drug Product incorporating the Drug Substance does not infringe or violate any intellectual property rights of others. Pharmos represents and warrants to BLP that, to the best of Pharmos' knowledge after diligent investigation under the circumstances, the Patent Rights covering the Drug Substance are valid and enforceable, and there are no other U.S. Patents with claims that cover the Drug Substance or Drug Product. No right or license is granted to Pharmos, expressly or by implication, under any patent, proprietary right, tradename, trademark, service mark or copyright of BLP or Bausch & Lomb Incorporated. Under no circumstance shall Pharmos use BLP's or Bausch & Lomb Incorporated's name, tradenames, trademarks, service marks or copyrights, in connection with the Drug Product or Placebo Product, unless BLP specifically has given prior written approval for any such particular use.

            7.2  Representations of BLP.
                 ______________________

            BLP represents and warrants to Pharmos that (i) BLP has the right to Process Drug Substance into Drug Product and otherwise perform its obligations under this Agreement, and (ii) to the best of BLP's knowledge after diligent investigation under the circumstances, BLP has all intellectual property rights (or can acquire such rights under commercially reasonable terms) to perform the Processing of Drug Substance into Drug Product. No right or license is granted to BLP, expressly or by implication, under any patent, proprietary right, tradename, trademarks, service mark or copyright of Pharmos. Under no circumstance shall BLP use Pharmos' name, tradenames, trademarks, service marks or copyrights in connection with the Drug Product or Placebo Product unless Pharmos specifically has given prior written approval for any such particular use.

                                   ARTICLE VIII

                                  CONFIDENTIALITY

            8.1  Confidential Information.
                 ________________________

            Pharmos and BLP agree that all Technology and other proprietary or confidential information owned by each other, including any Technology and proprietary or confidential information previously described in or by the Prior Agreements (collectively, the "Confidential Information"), and provided to or possessed by the other party, shall be kept strictly confidential and each party agrees further that:

                 (a) all such information so possessed or accessed shall remain the exclusive property of the other party;

                 (b) it shall maintain, and shall use reasonable and prudent efforts to cause its employees and agents to maintain, all such information as confidential;

                 (c) it shall not, and shall use reasonable and prudent efforts to ensure that its employees and agents do not copy, publish, disclose to others, or preempt and use for any purposes

       (other than for purposes of fulfilling its obligations pursuant to this Agreement) any such information;

                 (d) it shall return such information to the other party upon termination of this Agreement; and
                 (e) it shall maintain, and shall use reasonable and prudent efforts to cause its employees and agents to maintain, all such information in a clean, orderly, and businesslike fashion and in accordance with any applicable governmental regulations.

            8.2  Exception.
                 _________

            Provided that BLP and Pharmos provides the other party with written notice in advance of the need to disclose any of the Confidential Information obtained from the other party in connection with this Agreement, Section 10.1 shall not apply to information disclosed by either party:

                 (a) to any governmental or other regulatory authority in response to a subpoena; or

                 (b) to ensure compliance with local state or federal laws; or

                 (c) as may be required to ensure compliance with law or in connection with a litigation or legal process; or

                 (d) to the extent that any of the information is in or enters the public domain or is received from a third party without breach of any obligation of confidentiality to BLP or Pharmos or is independently developed by BLP or Pharmos.

                                    ARTICLE IX

                            INDEPENDENCE OF THE PARTIES

            BLP and Pharmos shall at all times act as independent parties without the right or authority to bind the other with respect to any agreement, representation or warranty made with or to any third party. Except as other-wise stated herein, BLP and Pharmos each shall be responsible for all costs, expenses, taxes and liabilities arising from the conduct of its own business, as well as for the activities of its officers, directors, agents or employees, and each shall hold harmless and indemnify the other from any such obligations.

                                     ARTICLE X

                               TERM AND TERMINATION

            10.1 Term.
                 ____

            The initial term of this Agreement shall commence on the date hereof and shall continue until the last to expire of the Patent Rights.

            10.2 Termination.
                 ___________

            Except as otherwise stated herein, this Agreement may be terminated upon the happening of one or more of the following events:

            (i) By either party in the case of a material or persistent breach by the other party of any one or more of the material terms of this Agreement which is not remedied within thirty (30) days after written notice of the breach by the terminating party, or if such breach cannot reasonably be cured with such thirty (30) day period, the breaching party has failed to commence such cure within such period and diligently prosecute such cure to completion within a reasonable time thereafter;

            (ii) Immediately by either party in the event that the other party attempts to assign this Agreement in any manner or circumstance other than those expressly permitted in Article XIV below;

            (iii) Immediately by Pharmos if BLP files a petition in bankruptcy or a petition in bankruptcy is filed against BLP which is not vacated within sixty (60) days, or BLP becomes insolvent or makes an assignment for the benefit of creditors generally or any arrangement pursuant to any bankruptcy or insolvency law;

            (iv) Immediately by BLP if a Competitor directly or indirectly
       (X) becomes the beneficial owner of more than *********** percent (**%) [Confidential Information omitted and filed separately with the SEC] of Pharmos' total voting securities, (Y) purchases all or substantially all of the assets of Pharmos related to the Drug Substance, or (Z) otherwise acquires Control (as defined in Section 14.1(b) below) over the business and affairs of Pharmos; and

            (v) Immediately by Pharmos if a Competitor directly or indirectly (X) becomes the beneficial owner of more than *********** percent (**%) [Confidential Information omitted and filed separately with the SEC] of BLP's total equity securities, (Y) purchases all or substantially all of the assets of BLP with respect to the Processing of Drug Product, or (Z) otherwise acquires Control over the business and affairs of BLP.

            10.3 Effect of Termination.
                 _____________________

            Within thirty (30) days following the effective date of termination of this Agreement, BLP will provide Pharmos with a detailed accounting of (i) the amount of consigned Drug Substance held by or for BLP in the form in which it was delivered to BLP by Pharmos, (ii) the amount of Drug Product being Processed by BLP for sale by BLP, and (iii) the amount of Drug Product then held in inventory by BLP (including Drug Product which has not been subjected to BLP's quality assurance testing procedures). Unless otherwise mutually agreed by the parties prior to the effective date of termination and subject to any other rights granted to BLP by Pharmos, (X) BLP will return to Pharmos all Drug Substance held on consignment by BLP for Pharmos, and (Y) BLP shall be entitled to finish the Processing of all Drug Substance in BLP's possession for use by BLP, and to market and sell all finished goods inventory of Drug Product in its possession, for a period of six (6) months following termination at a price and on terms no less favorable to BLP as the price and terms generally offered to purchasers of Drug Product by BLP prior to termination.

            10.4 Effect on Other Obligations.
                 ___________________________

            No termination of this Agreement shall have any effect on, or relieve either party from, (i) the obligation to make any payment or perform any act arising prior to the effective date of termination, and (ii) the performance of their respective obligations under the Processing Agreement in accordance with the terms and conditions of the Processing Agreement.


                                    ARTICLE XI

                                   FORCE MAJEURE

            Notwithstanding anything in this Agreement to the contrary (except with respect to Section 2.10 above until such time as BLP shall have recouped an aggregate of $********* [Confidential Information omitted and filed separately with the SEC] of advances paid to Pharmos pursuant to Section 2.7 above), neither party shall be liable for delay or failure in the performance of any of its obligations under this Agreement if and to the extent such delay or failure is due to circumstances beyond the reasonable control of such party, including but not limited to fires, floods, explosions, accidents, acts of God, war, riot, strike, lockout or other concerted acts of workers, acts of government and shortages of materials; provided, however, that the party claiming that "force majeure" has affected its performance shall give notice to the other party within ten (10) days of becoming aware of the occurrence of force majeure, giving full particulars of the cause or event and the date of first occurrence thereof, and provided further that until such time as BLP shall have recouped all advances paid to Pharmos pursuant to Section 2.7 above, any FDA enforcement action other than with respect to Processing by BLP shall not constitute "force majeure." The party claiming force majeure shall use its best efforts to eliminate or prevent the cause so as to continue performing its obligations under this Agreement.


                                    ARTICLE XII

                                  INDEMNIFICATION

            12.1 Indemnification of BLP.
                 ______________________

            Pharmos shall indemnify, defend, save and hold BLP and each of its Affiliates, officers, directors, employees and agents harmless from and against all claims, liabilities, costs and expenses, resulting from third party claims, including without limitation reasonable attorneys' fees and disbursements, arising as a result of
       (a) any material breach of any warranty hereunder or material non-fulfillment or non-performance by Pharmos of any agreement, covenant or obligation of Pharmos under this Agreement; (b) any actual or alleged defect in any Drug Product Processed by BLP and delivered to Pharmos hereunder other than arising out of BLP's failure to Process Drug Product in accordance with the terms of this Agreement; (c) any actual or alleged infringement or violation of any patent, trade secret or proprietary right governing the Drug Substance or a Drug Product (exclusive of any actual or alleged infringement or violation of any patent, trade secret or proprietary rights used by BLP in Processing Drug Product); (d) FDA enforcement action, inspections or Drug Product recalls or market withdrawals except where arising out of or resulting from BLP's failure to Process Drug Product in accordance with the terms of this Agreement; (e) Pharmos' acts relating to the promotion, marketing and/or distribution of Drug Product, except where arising out of or resulting from BLP's failure to Process Drug Product in accordance with the terms of this Agreement or, if applicable, the Processing Agreement; and (f) breach by Pharmos of the terms of any agreement pursuant to which Pharmos has obtained any rights in connection with or related to the Drug Substance and Drug Product.

            12.2 Indemnification of Pharmos.
                 __________________________

            BLP shall indemnify, defend, save and hold Pharmos and each of its Affiliates, officers, directors, employees and agents harmless from and against all claims, liabilities, costs and expenses resulting from third party claims, including without limitation reasonable attorneys' fees and disbursements, arising as a result of
       (a) any material breach of any warranty hereunder or material non-fulfillment or non-performance by BLP of any agreement, covenant or obligation of BLP under this Agreement; (b) any actual or alleged defect in any Drug Product Processed and delivered to Pharmos hereunder arising out of BLP's failure to Process Drug Product in accordance with the terms of this Agreement; (c) any actual or alleged infringement or violation of any patent, trade secret or proprietary rights used by BLP in Processing Drug Product; and (d) FDA enforcement action, inspection or Drug Product recalls or market withdrawals resulting from BLP's failure to Process the Drug Product in accordance with the terms of this Agreement.

            12.3 Notice.
                 ______

            As a prerequisite for indemnification hereunder as soon as the party claiming indemnification has actual notice of the matter for which indemnification is sought, it shall give prompt notice of such matter to the party claimed to be responsible for indemnification with the right to conduct any investigation reasonably necessary and to control the defense, appeal and settlement of the matter with the cooperation of the indemnitee, its employees and agents as may be reasonably requested by the indemnitor.

            12.4 Survival.
                 ________

            The indemnification contained herein shall survive any termination of this Agreement.

                                   ARTICLE XIII
                                      NOTICES

            Any notice, request, instruction or other communication required or permitted to be given under this agreement shall be in writing and shall be given by sending such notice properly addressed to the other party's address shown below (or any other address as either party may indicate by notice in writing to the other from time to time) (i) by hand or by prepaid registered or certified mail, return receipt requested, in either of such cases which notice shall be deemed delivered upon receipt, (ii) via telecopy or telegram, in either of such cases which notice shall be deemed delivered upon receipt, or (iii) via nationally recognized overnight courier, in which case such notice shall be deemed delivered upon receipt. All such notices shall be deemed given when received:


            If to Pharmos, at:  Pharmos Corporation
                                2 Innovation Drive
                                Alachua, Florida 32615
                                Attn: President

            With a copy to:     Fitzpatrick Eilenberg & Zivian
                                666 Third Avenue, 30th Floor
                                New York, New York 10017
                                Attn: Adam D. Eilenberg, Esq.

            If to BLP, at:      Bausch & Lomb Pharmaceuticals, Inc.
                                8500 Hidden River Parkway
                                Tampa, Florida 33637
                                Attn: President

            With a copy to:     Bausch & Lomb Incorporated
                                One Chase Square
                                Rochester, NY 14601
                                Attn: General Counsel



                                    ARTICLE XIV

                                    ASSIGNMENT

            14.1 No Assignment.
                 _____________

            (a) Except as otherwise specifically set forth in this Agreement above, neither party may assign any of their rights or obligations under this Agreement without the prior written consent of the other party hereto, which consent shall not be unreasonably withheld, provided that subject to other applicable conditions stated in this Agreement, (i) either party may assign this Agreement, in whole or in part, to an Affiliate (as defined below) of such party upon prior written notice to the other party, (ii) in the case of an assignment or attempted assignment by BLP to an Affiliate, Pharmos has been given the right to inspect and reasonably approve or disapprove of the facility operated by such BLP affiliate, (iii) Pharmos may assign this Agreement to a purchaser of all or substantially all of the business of Pharmos if such purchaser is not a Competitor, and (iv) neither party shall be deemed to have unreasonably withheld its consent to a request from the other party to assign any of such other party's rights or obligations under this Agreement to a Competitor.

            (b) Neither party shall be deemed to have unreasonably withheld its consent with respect to any assignment which such party reasonably believes may adversely affect the status, validity or maintenance of any NDA. No assignment, whether approved or otherwise, shall relieve the assigning party of its responsibility for the performance of its obligations hereunder by its assignee. "Affiliate" means any entity controlling, controlled by or under common control with a referenced entity. "Control" means the direct or indirect right to control the business or affairs of the referenced entity, whether by the exercise of voting rights, by control of board of directors or other body with management or similar authority, by contract, by law or otherwise.

                                    ARTICLE XV

                                   MISCELLANEOUS

            15.1 Enforceability.
                 ______________

            The parties hereto agree that this Agreement shall be legally binding upon, and shall inure to the benefit of, each of them and their respective legal representatives, successors and permitted assigns.

            15.2 Entire Agreement.
                 ________________

            This Agreement including Schedules and Exhibits, contains the entire understanding of the parties relating to the subject matter hereof, and supersedes all prior discussions and agreements between them with respect to the specific subject matter herein contained, and, except as set forth herein, neither party shall be bound by any definition, condition, warranty, or representation other than as expressly stated in this Agreement or as subsequently set forth in any instrument in writing signed by an authorized officer of the party to be charged.

            15.3 Governing Law.
                 _____________

            This Agreement shall be governed by and interpreted in accordance with the laws of the United States and the State of New York as applied by the courts therein.

            15.4 Waiver.
                 ______

            No waiver by either party of any breach or default in performance by the other party, and no failure, refusal or neglect of either party to exercise any right, power or option given to it hereunder or to insist upon strict compliance with or performance of the other party's obligations under this Agreement, shall constitute a waiver of the provisions of this Agreement with respect to any subsequent breach thereof or a waiver by that party of its right at any time thereafter to require strict compliance with the provisions thereof.

            15.5 Counterparts.
                 ____________

            This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement.

            15.6 Audit.
                 _____

            BLP shall keep accurate books and records (for a period of two
       (2) years from creation) reflecting fully and adequately BLP Adjusted Sales under this Agreement, in sufficient detail to permit verification thereof. During the term of this Agreement and for a period of two (2) years thereafter, BLP will permit these books and records to be examined and copied from time to time upon reasonable prior written notice, during normal working hours by Pharmos or any representative of Pharmos. Such examination shall be made at Pharmos' expense, except that if such examination discloses a discrepancy of *% [Confidential Information omitted and filed separately with the SEC] or more in any amount due Pharmos under this Agreement, BLP shall reimburse Pharmos for the out-of-pocket cost of such examination, including any reasonable professional fees and expenses incurred by Pharmos. In connection with any examination or copying of books and records in accordance with this Section, Pharmos or such representative of Pharmos shall examine only such information as is required to verify BLP's compliance under this Agreement. Pharmos agrees to cause each representative to hold all such information in confidence and not use such information for any purpose other than for purposes of assisting Pharmos in the enforcement of its rights under this Agreement.

            15.7 Public Announcement.
                 ___________________

            Unless otherwise required by applicable laws, rules or regulations or by the FDA, neither party shall issue a press release or make any public announcement concerning this Agreement without the prior approval of the other party, which approval shall not be unreasonably withheld.

            15.8 Prior Agreements.
                 ________________

            The parties agree that the Prior Agreements are hereby terminated and of no further force or effect upon the execution and delivery of this Agreement and the Processing Agreement.

            IN WITNESS WHEREOF, the parties hereto have read and executed this Marketing Agreement and have set their hands and seals hereto as of the day and year first above written.



                                     BAUSCH & LOMB PHARMACEUTICALS, INC

                                     By:     s/ Alan P. Dozier
                                             ________________________________

                                     Title:  President



                                     PHARMOS CORPORATION

                                     By:     s/ G. Riesenfeld
                                             ________________________________

                                     Title:  Executive Vice President\C.O.O.

                                   Schedule 1.26

                                   Patent Rights


            1.   U.S. Patent *********, expiration date *****************.

            2.   U.S. Patent Application ******** dated ****************.

       [Confidential Information omitted and filed separately with the SEC]

                                   Schedule 1.33

                                     Services

            - Preparation of Protocols governing (i) stability testing of Drug Product, Development Product and Drug Substance, (ii) Drug Substance particle size reduction, (iii) sterilization of Drug Substance, and (iv) validation of the foregoing.

            - Manufacture and supply of clinical trial material of Drug Product for use in clinical trials.

            - Stability testing of Drug Substance and Drug Product, and validation thereof.

            - Validation of Drug Substance particle size reduction unless otherwise arranged by Pharmos.

            -    Validation of sterilization of Drug Substance.

            - Response to FDA questions/comments on and IND or NDA filed by Pharmos relating to data and information provided by BLP to Pharmos.

            -    Validate the manufacturing process for LEA and LET.

                                  Schedule 2.3(b)

                     Initial Drug Product Exclusivity Amounts

                 Product Year              Amount
                 ____________         ___________


                 1                   $ **********
                 2                     **********
                 3                     **********
                 4                     **********
                 5                     **********
                 6                     **********
                 7, 8, 9 and 10        **********
                 11 and thereafter     **********

       [Confidential Information omitted and filed separately with the SEC]

                                  Schedule 2.3(c)

                              LEA Exclusivity Amounts

                 Product Year         Min Amount      Max Amount
                 ____________         __________      __________

                 1                    $*********      $*********
                 2                     *********       *********
                 3                     *********       *********
                 4                     *********       *********
                 5                     *********       *********
                 6, 7, 8, 9 and 10     *********       *********
                 11 and thereafter     *********       *********


                              LET Exclusivity Amounts

                 Product Year          Min Amount      Max Amount
                 ____________          __________      __________

                 1                     $*********      $*********
                 2                      *********       *********
                 3                      *********       *********
                 4                      *********       *********
                 5                      *********       *********
                 6                      *********       *********
                 7, 8, 9 and 10         *********       *********
                 11 and thereafter      *********       *********

       [Confidential Information omitted and filed separately with the SEC]